SECOND AMENDMENT

TO THE

DOLLAR GENERAL CORPORATION

CDP/SERP PLAN

(As Amended and Restated Effective December 31, 2007)

WHEREAS, effective as of December 31, 2007, Dollar General Corporation (“Company”) adopted the latest amendment and restatement of the Dollar General Corporation CDP/SERP Plan (“Plan”);

WHEREAS, pursuant to Section 11.3 of the Plan, the Plan may be amended by due action of the Board of Directors or the Plan Committee (which is the Benefits Administration Committee of the Company); and

WHEREAS, the Benefits Administration Committee of the Company desires to amend the Plan to clarify and conform the Plan’s provisions relating to CDP Company Matching Credits.

NOW, THEREFORE, the Benefits Administration Committee of the Company hereby amends the Plan as follows, effective December 31, 2007 or as otherwise expressly provided herein, provided, however, that if this amendment does not comply with Code Section 409A (including the Income Tax Regulations thereunder) in any manner, the provisions(s) not so complying shall not be effective until amended to so comply (which amendment may be retroactive to the extent permitted under Code Section 409A (including the Income Tax Regulations thereunder)):

1.

Section 4.4(d) is amended to read as follows:

(d)

It is intended that all Deferral Elections (including form of distribution elections) and modifications thereto will comply with the requirements of Code Section 409A. The Plan Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements of Code Section 409A (including any transition or grandfather rules thereunder) and to utilize different rules for different Participants or groups of Participants.

2.

The following new Section 4.4(e) is added to the Plan:

(e)

Except as expressly limited in this Plan, a SERP Participant may make a Deferral Election regarding the form of distribution of his/her SERP Account on the same basis as is available to a CDP Participant (including, without limitation, on a Plan Year by Plan Year basis with the election being made prior to the Plan Year for which the contribution is earned). Notwithstanding the foregoing, if a SERP Participant does not timely make a form of distribution

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election, this Plan’s default form of distribution rules shall apply to such portion of his/her SERP Account; provided, however, that where permitted by the Plan Committee, a SERP Participant may make a form of distribution election on or before December 31, 2008 under the transition election rules under Code Section 409A so long as the election does not actually accelerate payment into the Plan Year, or delay payment beyond the Plan Year, in which the transition election is made when compared to the payment which otherwise would have been made under this Plan’s default payment rules.

3.

All references in Section 5.2(a) to Code Section “410(a)(17)” are changed to “401(a)(17)”.

4.

Except as amended by this Second Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Second Amendment to the Plan has been executed on the 3rd day of June, 2008, but effective as hereinabove provided.

DOLLAR GENERAL CORPORATION
By:	/s/ Jeffery R. Rice
Its:	VP, Human Resources Chairman, BAC

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